Richard H. Kirk Vice President, Corporate Counsel
The Prudential Insurance Company of America 213 Washington Street, Newark, NJ 07102-2917 Tel 203-925-3707 richard.kirk@prudential.com

April 9, 2026

VIA EDGAR

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	Pruco Life Insurance Company of New Jersey
Pruco Life of New Jersey Flexible Premium Variable Annuity Account
Post-Effective Amendments to Registration Statements on Form N-4
File Nos. 333-288815; 333-267234 and 811-07975

Members of the Commission:

I have acted as counsel to Pruco Life Insurance Company of New Jersey (the “Company”) in connection with the filing of Post-Effective Amendments to the above-referenced Registration Statements on Form N-4 under the Securities Act of 1933. Such Registration Statements relate to the contracts, riders, and endorsements (collectively, the “Contracts”) for the registered index-linked and variable annuity Contracts to be sold through certain selling broker-dealers.

I have examined or caused to be examined such documents and reviewed or caused to be reviewed such questions of law as I considered necessary and appropriate for the purpose of rendering this opinion. In particular, I have reviewed the establishment of the Index Strategies Separate Account (the “Index Account”) by the Board of Directors of the Company as a non-insulated, non-unitized separate account for assets related to certain index-linked crediting strategies under the Contracts and the establishment and continued existence of the Pruco Life of New Jersey Flexible Premium Variable Annuity Account (the “Variable Separate Account”). On the basis of such examination and review, it is my opinion that:

(1) the Company is duly organized under the laws of New Jersey and is a validly existing corporation;

(2) the Index Account has been duly created and is validly existing as a non-unitized separate account pursuant to the provisions of New Jersey law;

(3) the Variable Separate Account is a duly authorized and existing separate account pursuant to the provisions of applicable state law;

(4) the Contracts, when issued in accordance with the Registration Statements on Form N-4, will constitute legal, validly-issued and binding obligations of the Company; and

(5) to the extent so provided under the Contracts, that portion of the assets of the Variable Separate Account equal to the reserves and other contract liabilities with respect to the Variable Separate Account will not be chargeable with liabilities arising out of any other business that the Company may conduct.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statements.

Sincerely,

/s/ Richard H. Kirk
Richard H. Kirk
Vice President, Corporate Counsel